Exhibit 99.1

Contact:	Amanda Tobin	-or-	Shannon Alberts
	206-392-5134		206-392-5218

FOR IMMEDIATE RELEASE	March 29, 2006

ALASKA AIR GROUP CALLS FOR REDEMPTION OF

SENIOR CONVERTIBLE NOTES DUE 2023

SEATTLE — Alaska Air Group, Inc. (NYSE:ALK), parent company of Alaska Airlines, Inc. and Horizon Air Industries, Inc., announced today a call for redemption on April 28, 2006, of all its outstanding senior convertible notes due 2023. The aggregate principal amount of notes outstanding is $150 million.

Holders who convert their notes by 5 p.m. Eastern time on April 26, 2006, will receive shares of Alaska Air Group common stock at a conversion rate of 38.4615 shares of Alaska Air Group common stock per $1,000 principal amount of notes. Cash will be paid in lieu of fractional shares. If the market price of Alaska Air Group common stock exceeds approximately $26.56 per share, holders who convert their notes will receive Alaska Air Group common stock with a market value (plus cash in lieu of any fractional shares) greater than the amount of cash the holder would otherwise be entitled to receive upon redemption. Alternatively, holders may have their notes redeemed at a total redemption price of $1,021.60 for each $1,000 principal amount due at the stated maturity, plus accrued and unpaid interest up to, but excluding, the redemption date.

Any notes not converted on or before 5 p.m. Eastern time on April 26, 2006, will be automatically redeemed on April 28, 2006. Note holders should contact their brokers with any questions.

Alaska Airlines and sister carrier, Horizon Air, together serve 88 cities through an expansive network throughout Alaska, the Lower 48, Canada and Mexico. For reservations visit alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air newsroom at http://newsroom.alaskaair.com.

# # #